EXHIBIT 11.1

                               FRESH AMERICA CORP.

                       COMPUTATION OF PER SHARE EARNINGS*

                    (In thousands, except per share amounts)

                                                  QUARTER ENDED           SIX MONTHS ENDED
                                             -----------------------   -----------------------
                                              JUNE 28,     JUNE 27,     JUNE 28,     JUNE 27,
                                                1996         1997         1996         1997
                                             ----------   ----------   ----------   ----------
Net income applicable to common and common
  equivalent shares ......................   $    1,407   $    1,531   $    1,755   $    2,476
                                             ==========   ==========   ==========   ==========
Weighted average common shares outstanding        3,639        3,741        3,642        3,736

Effect of stock options and warrants .....          217          213          213          216
                                             ----------   ----------   ----------   ----------
Weighted average common and common
  equivalent shares ......................        3,856        3,954        3,855        3,952
                                             ==========   ==========   ==========   ==========
Net income per common and common
equivalent share - fully diluted .........   $     0.36   $     0.39   $     0.46   $     0.63
                                             ==========   ==========   ==========   ==========

*  Earnings per share are presented on a fully diluted basis.